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                                   CARRIAGE SERVICES, INC.
                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (UNAUDITED AND IN THOUSANDS)

                                                                                                                       SIX
                                                                                                                   MONTHS ENDED
                                                                                                                      JUNE 30,
                                                1996*          1997          1998          1999         2000**          2001
                                             -----------   -----------   -----------   -----------   -----------   ------------
Fixed charges:
   Interest expense                          $     4,347   $     5,889   $     9,720   $    17,358   $    20,705   $    10,271
   Amortization of capitalized
     expenses related to debt                        150           200           150           242         1,026           380
   Rental expense                                    308           629           720           876         1,606           768
                                             -----------   -----------   -----------   -----------   -----------   -----------

Total fixed charges before
   capitalized interest and
   preferred stock dividends                       4,805         6,718        10,590        18,476        23,337        11,419
Capitalized interest                                 250           450           600           686           770           202
                                             -----------   -----------   -----------   -----------   -----------   -----------
   Total fixed charges                             5,055         7,168        11,190        19,162        24,107        11,621
Preferred stock dividends                          1,037         1,627         1,082           167            88            40
                                             -----------   -----------   -----------   -----------   -----------   -----------
   Total fixed charges
     plus preferred dividends                      6,092         8,795        12,272        19,329        24,195        11,661
                                             -----------   -----------   -----------   -----------   -----------   -----------
Earnings (loss) available for fixed charges:
Earnings (loss) before income taxes,
   extraordinary item and cumulative effect
   of change in accounting principle                 345         8,217        17,023        19,361      (101,035)        7,403
Add fixed charges before
   capitalized interest and
   preferred stock dividends                       4,805         6,718        10,590        18,476        23,337        11,419
                                             -----------   -----------   -----------   -----------   -----------   -----------

Total earnings (loss) available
   for fixed charges                         $     5,150   $    14,935   $    27,613   $    37,837   $   (77,698)  $    18,822
                                             ===========   ===========   ===========   ===========   ===========   ===========
Ratio of earnings (loss) to
   fixed charges (1)                                1.02          2.08          2.47          1.97         (3.22)         1.62
                                             ===========   ===========   ===========   ===========   ===========   ===========
Ratio of earnings (loss) to fixed
   charges plus dividends (1)                       0.85          1.70          2.25          1.96         (3.21)         1.61
                                             ===========   ===========   ===========   ===========   ===========   ===========

(1) For purposes of computing the ratios of earnings to fixed charges and earnings to fixed charges plus dividends: (i) earnings consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and (ii) "fixed charges" consist of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of the interest factor attributable to leases for rental property. There were no dividends paid or accrued on the Company's common stock during the periods presented above.

* Earnings were inadequate to cover fixed charges. The coverage deficiency was $942,000 for 1996.

** Earnings to cover fixed charges were insufficient by $101.8 million for the year ended December 31, 2000. Earnings to cover fixed charges and preferred stock dividends were insufficient by $101.9 million for the year ended December 31, 2000.